EXHIBIT 99.1

Date	August 18, 2025
Page	01 | 02

Press release

Boehringer Ingelheim and Palatin Technologies to develop potential first-in-class melanocortin receptor targeted treatment for patients with retinal diseases

•	Collaboration strengthens Boehringer’s pipeline in Eye Health.
•	Many patients with diabetic retinopathy (DR) continue to experience vision loss or treatment fatigue, underscoring an unmet need.
•	Melanocortin receptor agonists offer a promising, differentiated mechanism that targets key drivers of retinal diseases, including DR.

Ingelheim, Germany, and Princeton, New Jersey, USA, August 18, 2025 – Boehringer Ingelheim and Palatin Technologies, Inc., (OTCQB: PTNTD), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced a global research collaboration and licensing agreement aiming to develop an innovative therapy for retinal diseases. The collaboration strengthens Boehringer’s innovative and diversified pipeline in retinal conditions and its underlying commitment to vision preservation and protection.

Diabetic retinopathy, including diabetic macular edema (DME), affects one in three people with diabetes and is the leading cause of blindness in working-age people.1 Studies suggest that patients with DME face 30-50% higher healthcare costs than those with diabetes alone,2 underscoring the need for new approaches that mitigate the necessity of long-term, intensive care that often requires frequent monitoring and specialized procedures.

“Millions of people worldwide face a progressive decline in their independence and connection to the world due to vision loss caused by complications of diabetic retinopathy, such as DME,” said Remko Bakker, Head of Eye Health and Research Beyond Borders at Boehringer Ingelheim. “Given the high treatment burden associated with DR, the potential of a melanocortin receptor agonist is a strategic fit with our pipeline focusing on addressing the three main drivers of retinal disease: inflammation, vascular dysfunction, and neurodegeneration. Importantly, this mechanistic approach may also be applicable in retinal diseases beyond DR where high unmet needs remain.”

“This collaboration with Boehringer further validates the promise of our portfolio of melanocortin agonists and the possibility of unlocking tremendous clinical and commercial potential in retinal health,” said Carl Spana, Palatin’s President and Chief Executive Officer. “Boehringer’s expertise in advancing innovative health care products, combined with its global commercial reach, make them the ideal strategic partner to accelerate this research program in DR and DME for the potential benefit of patients worldwide.”

Under the terms of the agreement, Palatin will receive upfront, development, regulatory and commercial milestone payments of up to €280 million, as well as tiered royalties on net sales.

Media contact Reinhard Malin T+49 (6132) 77- 90815 press@boehringer-ingelheim.com	Boehringer Ingelheim Binger Str. 173 55218 Ingelheim am Rhein	More information boehringer-ingelheim.com
Life forward

Date	August 18, 2025
Page	02 | 02

Boehringer Ingelheim

Boehringer Ingelheim is a biopharmaceutical company active in both human and animal health. As one of the industry’s top investors in research and development, the company focuses on developing innovative therapies that can improve and extend lives in areas of high unmet medical need. Independent since its foundation in 1885, Boehringer Ingelheim takes a long-term perspective, embedding sustainability along the entire value chain. More than 53,500 employees serve over 130 markets to build a healthier, more sustainable and equitable tomorrow. Learn more at https://www.boehringer-ingelheim.com (Global) or https://www.boehringer-ingelheim.com/uk (UK).

Palatin Technologies

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to advance its innovative melanocortin agonists through various stages of development and partner with leading pharmaceutical companies to accelerate progress, expand patient access, and maximize commercial success. For additional information, visit www.Palatin.com and follow Palatin on X (formerly Twitter) at @PalatinTech.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about Palatin products in development, clinical trial results, potential actions by regulatory agencies, regulatory plans, development programs, proposed indications for product candidates, and market potential for product candidates are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory agencies and the need for regulatory approvals, Palatin's ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin's products, and other factors discussed in Palatin's periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Intended Audiences Notice

This press release is issued from our Corporate Headquarters in Ingelheim, Germany and is intended to provide information about our global business. Please be aware that information relating to the approval status and labels of approved products may vary from country to country, and a country-specific press release on this topic may have been issued in the countries where we do business.

Palatin Investor Contact Stephen T. Wills, CPA, MST Chief Financial Officer / Chief Operating Officer Tel: +1 (609) 495-2200 Info@Palatin.com	Palatin Media Contact Paul Arndt, MBA, LifeSci Advisors, LLC Managing Director Tel: +1 (646) 597-6992 Paul@LifeSciAdvisors.com

References

[1]

Centers for Disease Control and Prevention. National Diabetes Statistics Report: Estimates of Diabetes and Its Burden in the United States, 2014. Atlanta, GA: U.S. Department of Health and Human Services; 2014.

[2]

Cho H, Choi KS, Lee JY, Lee D, Choi NK, Lee Y, Bae S. Healthcare resource use and costs of diabetic macular oedema for patients with antivascular endothelial growth factor versus a dexamethasone intravitreal implant in Korea: a population-based study. BMJ Open. 2019 Sep 20;9(9):e030930. doi: 10.1136/bmjopen-2019-030930. PMID: 31542758; PMCID: PMC6756349.

Life forward